Exhibit 8.1

Our ref	GWG/279908/1645294/v2
Your ref

Noble Corporation	Direct: 1 345 814 5464
13135 South Dairy Ashford, Suite 800	Cell: 1 345 525 5464
Sugar Land, Texas 77478	E-mail:
U.S.A.	gareth.griffiths@maplesandcalder.com
26 May 2006
Dear Sirs,
Noble Corporation (the “Company”)
We have acted as Cayman Islands counsel to the Company in connection with the issuance and sale of U.S.$300,000,000 aggregate principal amount of its 5.875% Senior Notes due 2013 (the “Notes”), which Notes are guaranteed as to the punctual payment of the principal of, premium, if any, interest on and all other amounts due under such debt securities by Noble Drilling Corporation (the “Guarantee”). The Notes and the related Guarantee will be issued pursuant to the Indenture dated as of 26 May 2006 between the Company and JPMorgan Chase Bank, National Association, as Trustee (the “Trustee”), and the First Supplemental Indenture dated as of 26 May 2006 by and among the Company, Noble Drilling Corporation and the Trustee. The Notes are a series of the Company’s senior debt securities, and the Guarantee is a guarantee of Noble Drilling Corporation, registered on a Registration Statement on Form S-3, as amended (Registration No. 333-131885) (the “Registration Statement”), filed by the Company and Noble Drilling Corporation with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
1 DOCUMENTS REVIEWED
We have reviewed and relied on copies of such corporate records and other documents, including, but not limited to, the Registration Statement, reviewed such matters of law and taken such steps, as we have deemed necessary or appropriate for the purpose of this opinion.
2 ASSUMPTIONS
Save as aforesaid we have not been instructed to undertake and have not undertaken any further inquiry or due diligence in relation to the transaction the subject of this opinion. This opinion is limited to (i) Cayman Islands law as currently applied by the Cayman Islands courts and (ii) factual matters known to us as at the date hereof and is given on the basis that it will be governed by and construed in accordance with Cayman Islands law. We have not made any investigation of, and do not express any opinion on, the law of any jurisdiction other than the Cayman Islands.

We have assumed that none of the opinions expressed below would be affected by the laws (including public policy) of any jurisdiction outside the Cayman Islands.
3 OPINIONS
Based on the foregoing and having regard to such legal considerations as we deem relevant, we hereby confirm that the discussion in the Registration Statement under the caption “Cayman Islands Tax Considerations” has been reviewed by us and represents our opinion, insofar as it consists of conclusions of law and is subject to the assumptions, qualifications, and limitations set forth in that discussion, with respect to the Cayman Islands tax consequences of the ownership and disposition of the Notes.
4 DISCLOSURE
This opinion speaks as of its date and is strictly limited to the matters stated herein.
This opinion is given to you solely for use in connection with the offering of the Notes pursuant to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on [26] May 2006, the incorporation by reference of this opinion into the Registration Statement and to the use of our name under the captions “Cayman Islands Tax Considerations” and “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.
Yours faithfully
/s/ Maples and Calder
Maples and Calder